Exhibit 10.15

CONFORMED COPY

PRECISION CASTPARTS CORP.

EXECUTIVE DEFERRED COMPENSATION PLAN

2005 RESTATEMENT

January 1, 2005

(As Amended Through Amendment No. 1)

Precision Castparts Corp.,

an Oregon corporation

4650 SW Macadam, Suite 440

Portland, OR 97239	Company

STANDARD INSURANCE CENTER

900 SW FIFTH AVENUE, SUITE 2600

PORTLAND, OREGON 97204-1268

phone (503) 224-3380 Fax (503) 220-2480

TDD (503) 221-1045

Internet: www.stoel.com

PRECISION CASTPARTS CORP

EXECUTIVE DEFERRED COMPENSATION PLAN

2005 RESTATEMENT

January 1, 2005

(As Amended Through Amendment No. 1)

Precision Castparts Corp., an Oregon corporation 4650 SW Macadam, Suite 440 Portland, OR 97239	Company

Precision Castparts Corp. (the “Company”) adopted the Executive Deferred Compensation Plan (the “plan”) to create a deferred compensation arrangement for a select group of management or highly compensated employees (“Executives”) whose deferred compensation under the Company’s other retirement plans may be restricted by law or otherwise may not provide fully for their retirement benefit needs. In order to conform to new requirements for nonqualified deferred compensation established by Section 409A of the Internal Revenue Code, the Company adopts this 2005 Restatement as an amendment to the plan on the terms set forth below. This 2005 Restatement provides for maintenance of separate Subaccounts for Participants with deferred amounts earned and vested as of December 31, 2004, to which the requirements of Section 409A do not apply.

1.	Plan Administration

1.1 The plan shall apply to the Company and to any Affiliate that employs an eligible employee. “Affiliate” means a corporation or other entity that is more than 50% owned by the Company.

1.2 The Chief Executive Officer (the “CEO”) of the Company shall appoint one or more employees of the Company as Administrator of the plan. The Administrator shall interpret and administer the plan and for that purpose may make, amend or revoke rules and regulations at any time. The Administrator shall have absolute discretion to carry out responsibilities established under this plan.

2.	Eligibility; Deferral Elections

2.1 The following employees of the Company or an Affiliate will be eligible to participate in the plan, subject to Section 2.2:

(a) Executives covered under the Company’s Supplemental Executive Retirement Program.

(b) Any additional Executives designated by the CEO.

2.2 Executives may be removed from eligibility prospectively by the CEO.

2.3 An eligible Executive may elect as provided below to defer a whole number percentage of the Executive’s salary or bonuses or both (“Compensation”). The maximum deferral percentage is 100% for salary and 100% for bonuses. The CEO may change the maximum deferral percentage on or before December 31 to be effective for succeeding calendar years. An eligible Executive may elect to defer a stated dollar amount of bonus, which shall apply if the actual bonus is larger than the stated dollar amount. If the actual bonus is smaller than the stated dollar amount, 100% of the bonus shall be deferred. An election shall be in writing on a form prescribed by the Administrator.

2.4 An election to defer Compensation shall be effective as follows:

(a) Except as provided in (b), (c), and (d), a deferral election received by the Administrator on or before December 31 of any year shall be effective for Compensation earned in the succeeding calendar year. A new deferral election must be made for each calendar year.

(b) An election to defer a bonus earned in a period of 12 months or more shall be effective if received by the Administrator no later than six months before the end of such period.

(c) In the first year in which an Executive becomes eligible to participate in the Plan, the newly eligible Executive may make an election to defer salary for services to be performed subsequent to the election within 30 days after the date the Executive first becomes eligible. The election shall be effective for salary earned beginning with the next calendar month beginning after the election is received by the Administrator.

(d) If the Executive becomes eligible to participate in the Plan during a calendar year and will earn a bonus over a period of less than 12 months that falls partially or entirely in that calendar year, the Executive may elect to defer up to a percentage of the total bonus earned in such period by submitting the election to the Administrator within 30 days after the eligibility date. The maximum percentage of the bonus shall be determined by dividing the number of months remaining in such period as of the end of the month in which the election is submitted by the total number of months over which the bonus is earned.

(e) A deferral election shall become irrevocable after the date it is due under (a) through (d).

2.5 The Company may reduce the amount of deferred Compensation by any FICA or other tax withholding to which the deferred amount is subject or may take the withholding from the Executive’s non-deferred Compensation.

3.	Executive Deferred Compensation Accounts

3.1 The Company shall deduct from an Executive’s Compensation as applicable and credit to an Executive Deferred Compensation Account (the “Account”) each Compensation amount deferred under this plan. The Account shall be credited as of the day the Compensation would otherwise have been paid to the Executive. Deferred amounts earned and vested as of December 31, 2004 shall be maintained as a separate Pre-2005 Subaccount within the Account and adjusted for investment performance under 3.2 in order to measure the amounts not subject to the restrictions of Section 409A. The balance of the Account shall be a Post-2004 Subaccount.

3.2 Until full payment of an Account balance has been made to the Executive or beneficiaries entitled to the amount identified by the Account (the “Participant”), the Company shall credit or debit the Account, as the case may be, for investment performance as follows:

(a) The investment result shall be determined by the Performance Option(s) selected by the Participant. A Participant may select more than one Performance Option in accordance with procedures designated by the Administrator.

(b) Participants may select Performance Options under Section 3.2(c), and, except for selections made with respect to the Phantom Stock Fund, may change an existing selection, on any business day and in a manner prescribed by the Administrator, such change to be effective on the next business day. Except for selections made with respect to the Phantom Stock Fund, a change in a Participant’s selection of one or more Performance Options shall apply only to the existing amounts in the Participant’s Account, only to future deferral amounts, or to both, as selected by the Participant. Changes by a Participant with respect to the Phantom Stock Fund Performance Option (other than changes relating to the settlement of Phantom Stock Units, as defined below, in shares of Company Common Stock) shall be governed by Section 4.4.

(c) The Performance Options shall be as follows:

(i) The commercial prime lending rate of the Bank of America or its successor, plus 2 percentage points, as in effect from time to time (“Prime Rate plus 2 percent”).

(ii) The Phantom Stock Fund (as described in Part 4).

(iii) Other Performance Options shall be those listed in Appendix A. The CEO shall have authority to add new Performance Options to the list in Appendix A and to remove Performance Options from the list, subject to Section 7.2(b).

(d) When the Prime Rate plus 2 percent Performance Option has been selected, Accounts shall be revalued daily based on the current rate in effect.

(e) When the Phantom Stock Fund Performance Option has been selected, Accounts shall be credited, debited and revalued as provided in Section 4.2

(f) When any of the Performance Options listed in Appendix A has been selected, amounts deferred shall be credited as equivalent shares at the closing price on the day of the deferral. All equivalent shares shall be revalued up or down daily to the closing price.

(g) Upon a change of selection from a Performance Option listed in Appendix A, the Account shall be credited or debited, as the case may be, based on the value of the equivalent shares at the closing price on the business day preceding the day on which the change takes effect.

3.3 Each Participant’s Account shall be maintained on the books of the Company until full payment has been made to the Participant entitled to the amount identified by the Account. No assets shall be set aside or earmarked to fund the Account, which shall be purely a bookkeeping device.

4.	Phantom Stock Fund

4.1 (a) “Phantom Stock Fund” refers to a Performance Option tied to the performance of the Company’s Common Stock, as described more specifically in this Part 4.

(b) “Current Executive” refers to an Executive who is currently a Company employee, officer or director or has been a Company employee or officer or served on the Company’s Board in the previous six months. “Former Executive” refers to an Executive who has not been a Company employee or officer or served on the Company’s Board in the previous six months.

(c) Provisions of this Part 4 contain special rules applicable to the Phantom Stock Fund. However, unless otherwise expressly provided, the Phantom Stock Fund is subject to all of the plan provisions applicable to other Performance Options.

4.2 (a) (i) The part of a Participant’s Account that is allocated to the Phantom Stock Fund, if any, shall be credited or debited, as the case may be, as if it were 100% invested in Common Stock of the Company. Each amount credited to the Phantom Stock Fund shall be credited in units (“Phantom Stock Units”), which Phantom Stock Units shall be calculated by dividing the amount credited to the Phantom Stock Fund by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of crediting. Fractional Phantom Stock Units shall be credited to three decimal points.

(ii) Phantom Stock Units in a Participant’s Account shall be revalued up or down daily to the closing price of the Company’s Common Stock on the New York Stock Exchange.

(iii) If a Former Executive (or a beneficiary entitled to the amount identified by such Former Executive’s Account) changes a Performance Option selection such that existing amounts in the Former Executive’s Account are debited from the Phantom Stock Fund, the Account shall be adjusted based on the value of Phantom Stock Units on the last business day prior to the date of debiting, as determined by the closing price of the Company’s Common Stock on the New York Stock Exchange on such date. Fractional Phantom Stock Units shall be debited to three decimal points.

(b) To the extent cash dividends are paid on the Company’s Common Stock, a Participant’s Account shall be credited with phantom dividends, which shall equal the per-share dividend paid on the Company’s Common Stock multiplied by the number of Phantom Stock Units in a Participant’s Account on the record date for the dividend. Phantom dividends shall be credited to an Account in the form of additional Phantom Stock Units (calculated in the manner described in Section 4.2(a)).

(c) In the event of any change in the Company’s Common Stock by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares or similar transaction, the number of Phantom Stock Units held by a Participant under the plan shall be proportionately adjusted.

4.3 No voting or other rights of any kind associated with ownership of the Company’s Common Stock shall inure to a Participant by virtue of the allocation of all or any part of an Account to the Phantom Stock Fund.

4.4 (a) An Executive may select the Phantom Stock Fund Performance Option to apply to future deferrals of bonuses. Under no circumstances may an Executive select the Phantom Stock Fund Performance Option to apply to future deferrals of salary.

(b) One time each calendar year, on a date set by the Administrator, a Participant who is currently a Company employee or officer or serving on the Company’s Board may change his or her Performance Option selection applicable to the existing amounts in his or her Account to provide for all or a part of such existing amounts to be credited to the Phantom Stock Fund. A Current Executive may not under any circumstances change his or her Performance Option selection with respect to the existing amounts in his or her Account to provide for any part of such existing amounts to be debited from the Phantom Stock Fund.

(c) On any business day, a Former Executive (or a beneficiary entitled to the amount identified by such Former Executive’s Account) may, in a manner prescribed by the Administrator, change a Phantom Stock Fund Performance Option selection such that existing amounts in the Former Executive’s Account are debited from the Phantom Stock Fund. Such a change will be effective on the next business day. Neither a Former Executive nor a beneficiary entitled to the amount identified by such Former Executive’s Account may under any circumstances change a Phantom Stock Fund Performance Option selection to provide for any existing amounts in the Former Executive’s Account to be credited to the Phantom Stock Fund.

4.5 (a) Subject only to Sections 6.1 and 4.5(b), payments or withdrawals with respect to the Phantom Stock Units in a Current Executive’s Account may not be made or commence under any circumstances (and regardless of the manner of payment selected under Sections 5.2 and 5.3) until the Executive becomes a Former Executive.

(b) With respect to any Executive, the CEO may waive in writing the provisions of Sections 4.5(a), 5.1(a), 5.2(a) and 5.2(b) that restrict the date or dates on which cash payments may be made on account of Phantom Stock Units.

5.	Time and Manner of Payment

5.1 Subject to Sections 5.4, 5.5, 6.1 and 7.3, the Account shall be paid or payment commenced after one of the following dates as selected under Section 5.3(a):

(a) The date the Executive has a separation from service with the Company under 5.7, provided, however, that, subject only to Sections 6.1 and 4.5(b), no cash payments shall be payable with respect to Phantom Stock Units until the date that is two days after the date on which the Executive becomes a Former Executive; or

(b) The date that is from 1 to 20 whole years (as elected by the Executive) after the Executive’s separation from service in Section 5.1(a).

5.2 The manner of payment of the Account shall be in one or a combination of the following, as selected under Section 5.3(b):

(a) (i) In the case of payments with respect to Performance Options other than the Phantom Stock Fund, in a single lump sum as soon as practicable after the next December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies (subject to Sections 5.4, 5.5, 6.1 and 7.3); or

(ii) In the case of cash payments with respect to Phantom Stock Units, in a single lump sum as soon as practicable after the next December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies, provided, however, that no payment with respect to Phantom Stock Units shall be made before the date that is two days after the date on which the Executive becomes a Former Executive (subject only to Sections 6.1 and 4.5(b)); or

(iii) In the case of shares of the Company’s Common Stock paid on account of the value of Phantom Stock Units (excluding fractional Phantom Stock Units), in a single lump sum of shares of Company Common Stock within a period of time set by the Administrator and measured from the end date of the Executive’s service as a Company employee or officer or member of the Company’s Board (which period shall not exceed 30 days), provided, however, that payments with respect to any fractional Phantom Stock Units in a Current Executive’s Account shall be governed by Sections 4.5, 5.1 and 5.2(a)(ii).

(b) In 2 to 20 substantially equal annual installments (as elected by the Executive), subject to the following. If an Executive postpones commencement of payment by selecting a date under Section 5.1(b), the number of years of postponement elected under Section 5.1(b) plus the number of installments elected under this Section 5.2(b) shall not total more than 20. The size of installments shall be fixed so as to be substantially equal based on an assumed return on the Performance Options in the Account over the payment period. The Administrator shall select the assumed rate, which may be changed each year to reflect actual experience and variations in expected future investment returns.

(i) Installment payments with respect to Performance Options other than the Phantom Stock Fund shall be payable as soon as practicable after each December 31, commencing with the December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies (subject to Sections 5.4, 5.5, 6.1 and 7.3).

(ii) Installment payments with respect to Phantom Stock Units shall be payable as soon as practicable after each December 31, commencing with the December 31 following the date described in Section 5.1(a) or 5.1(b), whichever applies, provided, however, that no initial installment payment with respect to Phantom Stock Units shall be made before the date that is two days after the date on which the Executive becomes a Former Executive (subject only to Sections 6.1 and 4.5(b)).

5.3 The time and manner of payment under Sections 5.1 and 5.2 shall be selected by the Executive as follows:

(a) The selection of payment time under Section 5.1 shall be made in writing on a form prescribed by the Administrator. Subject to 5.4, the selection may be changed by a subsequent selection, which shall be effective if delivered to the Administrator at least 12 months prior to the Executive’s separation from service with the Company. If the Executive’s separation from service occurs prior to 12 months after a changed selection is delivered, the prior selection shall apply.

(b) The selection of the manner of payment under Section 5.2 shall be made in writing on a form prescribed by the Administrator. Subject to 5.4, the selection may be changed by a subsequent selection, provided payment under the prior selection had not already commenced. The changed selection shall be effective if delivered to the Administrator at least 12 months prior to the date in Section 5.1(a), 5.1(b) or 5.2(a)(iii), whichever applies to the Executive. Until the changed selection becomes effective, the prior selection shall remain in effect.

5.4 If the selection of payment time under 5.3(a) or of manner of payment under 5.3(b) is changed after the later of the due date for the election to defer such amounts or December 31, 2007, the payment time shall be at least five years later than the payment time previously in effect and the change shall not accelerate the time of payment. The preceding sentence shall not apply to a Pre-2005 Subaccount. An Executive with Subaccounts may limit the change in selection of payment time or manner of payment to the Pre-2005 Subaccount or may select different changes with respect to the two Subaccounts. A subsequent change in the selection of the time and manner of payment made by an Executive no later than December 31, 2007, shall not be subject to the requirement that the payment time be at least five years later than the payment time previously in effect and that the change not accelerate the time of payment and shall take effect immediately with respect to the Executive’s Post-2004 Subaccount without the 12-month waiting period required by 5.3(a) and (b).

5.5 An Executive or surviving spouse may withdraw the Executive’s entire Pre-2005 Subaccount at any time before it otherwise would be payable (except for cash withdrawals of amounts in the Executive’s Account that are allocated to the Phantom Stock Fund, which withdrawals shall be governed by Section 4.5). The amount paid on such a withdrawal shall be discounted ten percent from the stated balance of the Pre-2005 Subaccount. The ten percent discount shall be forfeited as a penalty for early withdrawal.

5.6 If an Executive’s employment with the Company ends involuntarily by separation from service within 24 months after a Change in Control as defined in Section 10.1, the Executive’s Pre-2005 Subaccount, except for amounts that are allocated to the Phantom Stock Fund, shall be paid in one lump sum within 30 days after termination of employment, regardless of the otherwise applicable election. Upon a Change in Control as defined in Section 10.2, an Executive’s Post-2004 Subaccount, except for amounts that are allocated to the Phantom Stock Fund, shall be paid in one lump sum within 60 days after the Change in Control is consummated, regardless of the otherwise applicable election. Payment of amounts in an Executive’s Account that are allocated to the Phantom Stock Fund shall be governed by Sections 4.5, 5.2(a)(ii) and 5.2(a)(iii).

5.7 Separation from service shall occur upon termination of all the Executive’s employment with the Company or any entity that is a member, with the Company, of a controlled group of corporations or commonly controlled trades or businesses, as defined in Sections 414(b) and (c) of the Code (an “Affiliate”). The Executive shall not be regarded as having a separation from service if:

(a) The Executive is on leave from the employer for up to six months or for longer with reemployment rights protected by statute or contract; or

(b) The Executive will continue performing services for the employer and the Executive and the Company reasonably anticipate that the level of such continuing services, whether as an employee or an independent contractor, will be at a rate of 20 percent or more of the average level during the immediately preceding 36-month period.

5.8 If the Executive is a Specified Employee and the Company or any Affiliate has publicly traded stock, the Executive’s Account shall not be paid to the Executive upon a separation from service until six months following the separation date. All amounts due during such six months shall be paid as soon as practicable after the six months has expired. The preceding two sentences shall not apply to a Pre-2005 Subaccount. “Specified Employee” means a “key employee” as defined in Section 416(i) of the Code, determined without regard to Section 416(i)(5). The definition of key employee shall be applied by identifying the highest paid 50 employees of the Company and Affiliates during the preceding calendar year.

5.9 The Company may withhold from payments to an Executive any income tax or other amounts as required by law.

6.	Death

6.1 An Executive’s Account shall be payable under Section 6.3 on the Executive’s death regardless of the provisions of Part 5 or Section 4.5.

6.2 On death of an Executive the Account shall be paid in the following order of priority:

(a) To the surviving beneficiaries designated by the Executive in writing to the Administrator on a form prescribed by the Administrator for that purpose, or if none then

(b) To the Executive’s surviving spouse, or if none then

(c) To the Executive’s surviving children in equal shares, or if none then

(d) To the Executive’s estate.

6.3 The manner of payment under Section 6.1 shall be as follows:

(a) If the beneficiary is the surviving spouse and the Executive elected installments but died before starting to receive payments, the spouse’s payments shall begin as soon as practicable after the following December 31 and the period selected under Section 5.2(b) for the Executive’s payments shall govern. If the Executive had already started receiving installments, the surviving spouse shall receive the installments for the remainder of the term selected by the Executive.

(b) If the beneficiary is the surviving spouse and the Executive did not elect installments, or if the beneficiary is not the surviving spouse, a lump sum shall be paid as soon as practicable to the beneficiary.

6.4 On death of a surviving spouse receiving installments under Section 6.3(a), the Account shall be paid in a single sum to the spouse’s estate as soon as practicable after death.

7.	Termination; Amendment

7.1 The Board of Directors of the Company (the “Board”) may terminate this plan effective the first day of any calendar year after notice to the eligible Executives. On termination, amounts in an Account shall remain to the credit of the Account, shall continue to be adjusted and shall be paid in accordance with Parts 4, 5, 6, or 7, as applicable.

7.2 The plan may be amended at any time by any of the following methods:

(a) The Board may adopt any amendment to the plan.

(b) The CEO may amend this plan to make any change that does not result in a material increase in the Company’s costs.

(c) The CEO may amend this plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify the plan. The CEO may delegate this amendment authority.

7.3 If the Internal Revenue Service rules that any amounts deferred under this plan will be subject to current income tax, all amounts to which the ruling is applicable shall be paid within 30 days to all Participants with Accounts (except for amounts allocated to the Phantom Stock Fund, which payment of such amounts shall be governed by Sections 4.5, 5.2(a)(ii) and 5.2(a)(iii)).

8.	Claims Procedure

8.1 Any Participant claiming a benefit, requesting an interpretation or ruling under the plan, or requesting information under the plan shall present the request in writing to the Administrator, who shall respond in writing as soon as practicable.

8.2 If the claim or request is denied, the written notice of denial shall state the following:

(a) The reasons for denial, with specific reference to the plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the plan’s review procedure.

8.3 The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

8.4 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator. The original decision shall be reviewed by the Administrator which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

8.5 The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

9.	General Provisions

9.1 The promise to pay amounts deferred under this plan shall be an unfunded, unsecured obligation of the Company, except as follows. The Company maintains a trust with a financial institution for payment of benefits under this and other nonqualified plans. The trust is a grantor trust for tax purposes and provides that any assets contributed to the trustee shall be used exclusively for payment of benefits under the nonqualified plans except in the event the Company becomes insolvent, in which case the trust fund shall be held for payment of the Company’s obligations to its general creditors.

9.2 The plan is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Even if specific assets are set aside or earmarked for Company financial planning purposes or for other reasons, that shall not cause this plan to be a funded employee benefit plan for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

9.3 Any notice under this plan shall be in writing or by electronic means and shall be received when actually delivered or, if mailed, when deposited postpaid as first class mail. Mail should be directed to the Company at the address stated in this plan, to an Executive at the address stated in the Executive’s election, to a beneficiary entitled to benefits at the address stated in the Executive’s beneficiary designation, or to such other address as the Executive or beneficiary may specify by notice to the Administrator.

9.4 The interests of a Participant under this plan are personal and no such interest may be assigned, seized by legal process or in any way subjected to the claims of any creditor. The foregoing limitation prohibits, for example, any alienation, anticipation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant.

10.	Definition of Change in Control

10.1 For purposes of payment of the Pre-2005 Subaccount, a “Change in Control” of the Company shall be deemed to have occurred if:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(b) During any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

(c) The stockholders of the Company approve a merger or consolidation of the Company with any other company or statutory plan of exchange involving the Company (“Merger”), other than (1) a Merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the Merger or (2) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20 percent of the combined voting power of the Company’s then outstanding securities; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) or disposition by the Company of all or substantially all of the Company’s assets.

10.2 For purposes of payment of the Post-2004 Subaccount a “Change in Control” of the Company shall be deemed to have occurred if there has been a change in ownership of the Company under (a), a change in effective control of the Company under (b), or a change in the ownership of a substantial portion of the Company’s assets under (c):

(a) A change in ownership occurs on the date that any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company’s stock.

(i) A change in ownership will not be deemed to occur if, before the person or group acquires additional Company stock, the person or group acquiring Company stock owned, or is treated as owning, more than 50 percent of the total fair market value or total voting power of Company stock.

(ii) An increase in the ownership percentage of the person or group as a result of a transaction in which the Company redeems its stock for cash or other property will be treated as an acquisition by the person or group.

(iii) Ownership of stock will be determined by applying the rules in Code section 318(a) and by treating stock underlying a vested option as owned by the individual who holds the vested option, unless the stock to which the option applies is not substantially vested as defined in Treasury regulation section 1.83-3(b) and (j).

(iv) Persons will be considered as acting as a group to acquire or hold Company stock or effective control of the Company to the extent provided by applicable regulations or other written guidance published by the Internal Revenue Service.

(b) A change in effective control of the Company shall occur, regardless whether a change in ownership occurs under (a), on the date that an event described in (i) or (ii) occurs, subject to (iii).

(i) A change in effective control occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period that ends on the date of the most recent acquisition by such person or group) ownership of Company stock possessing more than 35-percent of the total voting power of the Company’s stock.

(ii) A change in effective control also occurs on the date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Company’s board members prior to the date of election or appointment.

(iii) A change in effective control will not result from the acquisition of additional control of the company by any person or group that, immediately before such acquisition, owned more than 35 percent of the total voting power of the Company’s stock.

(c) A change in ownership of a substantial portion of the Company’s assets occurs on the date that any person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) Company assets with a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition (or series of acquisitions).

(i) Gross fair market value for this purpose means the value of the Company’s assets or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

(ii) No Change in Control occurs solely because the Company transfers assets to an entity controlled by the Company’s shareholders immediately after the transfer.

(iii) No change in ownership of the Company’s assets is deemed to occur solely by reason of a transfer of the Company’s assets to any of the following:

(A) A shareholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock.

(B) An entity, half or more of whose total value or voting power is owned by the Company (directly or indirectly).

(C) A person or group that owns (directly or indirectly) 50 percent or more of the value or voting power of all of the Company’s outstanding shares.

(D) An entity, half or more of whose total value or voting power is owned (directly or indirectly) by a person who owns 50 percent or more of the value or voting power of the Company’s outstanding shares.

11.	Effective Date

This 2005 Restatement shall be effective January 1, 2005. Except as specifically provided in this 2005 Restatement for Pre-2005 Subaccounts, its provisions shall apply to all amounts held under the plan. Procedures for changes from provisions of the plan as in effect before this 2005 Restatement shall be implemented according to a schedule established by the Administrator.

2005 RESTATEMENT EXECUTED AS FOLLOWS EFFECTIVE JANUARY 1, 2005:

PRECISION CASTPARTS CORP.

By:	/s/ W.D. Larsson
Name:	William D. Larsson
Title:	Senior Vice President and Chief Financial Officer

Date signed:	December 18, 2006

AMENDMENT NO. 1 EXECUTED AS FOLLOWS EFFECTIVE AS PROVIDED IN THE AMENDMENT:

PRECISION CASTPARTS CORP.

By	/s/ W. D. Larsson
Name:	William D. Larsson
Title:	Senior Vice President and Chief Financial Officer

Date signed:	August 29, 2007

APPENDIX A

LIST OF PERFORMANCE OPTIONS

In addition to the Prime Rate plus 2 percent and Phantom Stock Fund Performance Options, the following Performance Options shall be available:

(a)	Fidelity Aggressive Growth Fund

(b)	Fidelity Growth Company Fund

(c)	Fidelity Equity-Income Fund

(d)	Fidelity Contrafund

(e)	MSDW Small Company Growth Fund B

(f)	Fidelity Low-Priced Stock Fund

(g)	U.S. Equity Indexed Commingled Pool

(h)	Fidelity Diversified International Fund

(i)	Fidelity Intermediate Government Income Fund